Exhibit 99.1

Timberland Reports First-Quarter 2009 Results

STRATHAM, N.H.--(BUSINESS WIRE)--April 30, 2009--The Timberland Company (NYSE: TBL) today reported first-quarter 2009 net income of $15.9 million and earnings per share of $0.27. These results compare to first-quarter 2008 net income of $18.0 million and earnings per share of $0.30.

First-Quarter 2009 Results Summary:

  Revenue declined 12.9% to $296.6 million for the quarter, reflecting declines in Timberland® brand apparel, in part due to the transition to a licensing model for the Company’s North American wholesale apparel business, and declines in Timberland® branded casual footwear, partially offset by continued growth in SmartWool® brand products. Foreign exchange rate changes decreased first-quarter 2009 revenue by approximately $22 million, or 6.4%, due to the strengthening of the U.S. dollar.
  North America revenue declined 13.0% to $119.9 million, reflecting soft consumer spending in the U.S. Europe revenue decreased 15.0% to $140.0 million but was down only 1.7% on a constant dollar basis. European results reflect declines in the apparel and casual footwear businesses, partially offset by strong sales of men’s and women’s boots. Asia revenue decreased 2.9% to $36.8 million, and decreased 6.2% on a constant dollar basis driven by declines in the apparel business and the casual footwear business, partially offset by strengthening of the men’s boots business.
  Global footwear revenue decreased 10.5% to $211.6 million, primarily due to declines in the casual footwear business, which offset strength in the boots business in the European and Asian markets. Apparel and accessories revenue decreased 19.7% to $78.7 million, due to softness in the European market as well as the Company’s transition to a licensing model for its North American wholesale apparel business.
  Global wholesale revenue decreased 14.4% to $218.6 million. Worldwide consumer direct revenue decreased 8.1% to $78.0 million, reflecting the adverse impact of a stronger U.S. dollar and a difficult worldwide retail environment, especially in North America.
  Operating income for the first quarter of 2009 was $18.2 million, compared to $23.2 million in the prior year period. The 2009 first quarter included a $0.9 million non-cash intangible asset impairment charge. In the quarter, foreign exchange rate changes decreased operating income by approximately $1 million due to the strengthening of the U.S. dollar.
  In the first quarter of 2009, the effective tax rate was 11.0% compared to 39.0% in the first quarter of 2008. During the first quarter of 2009, the Company recorded a net non-cash tax benefit of $6.4 million, which was reflected in income tax expense. The benefit resulted from the reversal of tax reserves for the completion of certain tax audits for our 2006 to 2007 tax years.
  In connection with its stock buyback program, Timberland repurchased approximately 1 million shares in the first quarter of 2009 at a total cost of $10.0 million.
  Timberland ended the quarter with $159.2 million in cash and no debt. Inventory at quarter end was $162.8 million, down 9.7% versus 2008 first-quarter levels, reflecting the Company’s focus on maintaining clean inventory levels in the face of challenging market conditions. Accounts receivable decreased 14.6% to $172.3 million, compared to the prior year.

The Company anticipates that 2009 will continue to be challenging due to the uncertainty around consumer spending patterns and the financial health of the retail industry. Given the volatile nature of current economic conditions, the Company believes there is not sufficient visibility to set expectations for the performance of the business.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, "As 2009 begins to unfold, we are seeing consumers becoming more selective in their purchases, and turning increasingly to trusted authentic brands like Timberland. The Timberland brand heritage, known for quality, durability and values—coupled with our long held financial conservatism—provides a strong foundation that gives us stability in this difficult economic environment. This foundation allows us to continue to stay committed to our brand-invigorating strategies and positions us well for growth when the economy recovers.”

Note that comments made by the Company and Mr. Swartz are based on current expectations. These comments may be forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss first-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 80624230. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, howies®, Mountain Athletics® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

Certain statements in this press release may be forward looking in nature or “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding Timberland’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause Timberland’s results to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release also includes discussion of constant dollar revenue change (which excludes the impact of changes in foreign currency exchange rates), which is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on April 30, 2009.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	April 3, 2009	December 31, 2008	March 28, 2008
Assets
Current assets
Cash and equivalents	$159,195	$217,189	$134,829
Accounts receivable, net	172,280	168,666	201,786
Inventory, net	162,783	179,688	180,177
Prepaid expense	37,576	37,139	42,019
Prepaid income taxes	16,752	16,687	20,196
Deferred income taxes	21,974	23,425	22,749
Derivative assets	4,886	7,109	-
Total current assets	575,446	649,903	601,756

Property, plant and equipment, net	74,576	78,526	86,461
Deferred income taxes	17,204	18,528	19,075
Goodwill and intangible assets, net	90,382	91,866	98,428
Other assets, net	10,423	10,576	10,453

Total assets	$768,031	$849,399	$816,173

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$56,159	$96,901	$63,427
Accrued expense and other current liabilities	80,275	112,090	95,335
Income taxes payable	17,841	20,697	15,321
Deferred income taxes	184	-	-
Derivative liabilities	1,212	2,386	9,257
Total current liabilities	155,671	232,074	183,340

Other long-term liabilities	33,398	40,787	40,431

Stockholders’ equity	578,962	576,538	592,402

Total liabilities and stockholders’ equity	$768,031	$849,399	$816,173

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended
	April 3, 2009	March 28, 2008
Revenue	$296,648	$340,402
Cost of goods sold	159,959	182,798

Gross profit	136,689	157,604

Operating expense
Selling	92,268	106,122
General and administrative	25,417	27,688
Impairment of intangible asset	925	-
Restructuring and related costs	(104)	552
Total operating expense	118,506	134,362

Operating income	18,183	23,242

Other income/(expense)
Interest income/(expense), net	319	568
Other income/(expense), net	(663)	5,762
Total other income/(expense), net	(344)	6,330

Income before provision for income taxes	17,839	29,572

Provision for income taxes	1,962	11,533

Net income	$15,877	$18,039

Earnings per share
Basic	$0.28	$0.30
Diluted	$0.27	$0.30
Weighted-average shares outstanding
Basic	57,108	59,618
Diluted	57,802	60,016

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Quarter Ended
	April 3, 2009	March 28, 2008
Cash flows from operating activities:
Net income	$15,877	$18,039
Adjustments to reconcile net income to net cash (used)/provided by operating activities:
Deferred income taxes	2,215	2,554
Share-based compensation	811	1,539
Depreciation and other amortization	7,141	8,046
Provision for losses on accounts receivable	1,912	1,389
Provision for intangible asset impairment	925	-
Tax benefit/(expense) from share-based compensation, net of excess benefit	(295)	151
Unrealized (gain)/loss on derivatives	34	(21)
Other non-cash charges, net	828	520
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(7,925)	(6,539)
Inventory	16,656	24,086
Prepaid expense	(1,652)	1,617
Accounts payable	(40,269)	(23,644)
Accrued expense	(31,261)	(18,023)
Prepaid income taxes	(65)	(2,835)
Income taxes payable	(9,040)	(2,544)
Other liabilities	(201)	(1,572)
Net cash (used)/provided by operating activities	(44,309)	2,763

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(1,516)	-
Additions to property, plant and equipment	(2,838)	(4,116)
Other	(61)	2,170
Net cash used by investing activities	(4,415)	(1,946)

Cash flows from financing activities:
Common stock repurchases	(9,127)	(10,152)
Issuance of common stock	670	453
Excess tax benefit from stock option and employee stock purchase plans	99	122
Other	(170)	-
Net cash used by financing activities	(8,528)	(9,577)

Effect of exchange rate changes on cash and equivalents	(742)	315

Net decrease in cash and equivalents	(57,994)	(8,445)
Cash and equivalents at beginning of period	217,189	143,274
Cash and equivalents at end of period	$159,195	$134,829

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended
	April 3, 2009	March 28, 2008	% Change

Revenue by Segment:
North America	$119,858	$137,730	-13.0%
Europe	139,988	164,751	-15.0%
Asia	36,802	37,921	-2.9%
Total Revenue	$296,648	$340,402	-12.9%

Revenue by Product:
Footwear	$211,641	$236,598	-10.5%
Apparel and Accessories	78,664	97,942	-19.7%
Royalty and Other	6,343	5,862	8.2%

Revenue by Channel:
Wholesale	$218,625	$255,521	-14.4%
Consumer Direct	78,023	84,881	-8.1%

Comparable Store Sales:
Domestic Retail	-9.8%	1.9%
Global Retail	-1.6%	5.7%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended
	April 3, 2009
	$ Change	% Change
Revenue decrease (GAAP)	($43,754)	-12.9%
Decrease due to foreign exchange rate changes	(21,599)	-6.4%
Revenue decrease in constant dollars	($22,155)	-6.5%

North America Revenue Reconciliation:

	For the Quarter Ended
	April 3, 2009
	$ Change	% Change
Revenue decrease (GAAP)	($17,872)	-13.0%
Decrease due to foreign exchange rate changes	(927)	-0.7%
Revenue decrease in constant dollars	($16,945)	-12.3%

Europe Revenue Reconciliation:

	For the Quarter Ended
	April 3, 2009
	$ Change	% Change
Revenue decrease (GAAP)	($24,763)	-15.0%
Decrease due to foreign exchange rate changes	(21,923)	-13.3%
Revenue decrease in constant dollars	($2,840)	-1.7%

Asia Revenue Reconciliation:

	For the Quarter Ended
	April 3, 2009
	$ Change	% Change
Revenue decrease (GAAP)	($1,119)	-2.9%
Increase due to foreign exchange rate changes	1,251	3.3%
Revenue decrease in constant dollars	($2,370)	-6.2%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide constant dollar revenue changes for total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

CONTACT:
The Timberland Company
Karen Blomquist, 603-773-1655
Senior Manager, Investor Relations